Exhibit 4.8

EHEALTH, INC. 2014 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

PEOPLE’S REPUBLIC OF CHINA PARTICIPANTS

You have been granted the following option to purchase shares of the Common Stock of eHealth, Inc. (the “Company”):

Name of Optionee:	«Name»

Total Number of Shares:	«TotalShares»

Type of Option:	«NSO»Nonstatutory Stock Option

Exercise Price per Share:	$«PricePerShare»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestDay»

Vesting Schedule:	This option becomes exercisable with respect to the first «CliffPercent»% of the shares subject to this option when you complete «CliffPeriod» months of continuous “Service” (as defined in the Plan) from the Vesting Commencement Date above. Thereafter, this option becomes exercisable with respect to an additional «Percent»% of the shares subject to this option when you complete each month of Service.

Expiration Date:	«ExpDate». This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

You and the Company agree that this option is granted under, and governed by the terms and conditions of, the 2014 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

OPTIONEE:	EHEALTH, INC.

By:

Title:

EHEALTH, INC. 2014 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

PEOPLE’S REPUBLIC OF CHINA PARTICIPANTS

Grant	The Company hereby grants you an award of stock option to purchase shares of Common Stock of the Company, as set forth in the Notice of Stock Option Grant and subject to the terms and conditions in this Agreement and the Company’s 2014 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Stock Option Agreement.

Tax Treatment	This option is intended to be a nonstatutory stock option, as provided in the Notice of Stock Option Grant.

Vesting	This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. This option will in no event become exercisable for additional shares after your Service has terminated for any reason.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular Termination	If your Service terminates for any reason except death or “Total and Permanent Disability” (as defined in the Plan), then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your Service terminates for this purpose.

Death	If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability	If your Service terminates because of your Total and Permanent Disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

Leaves of Absence and Part-Time Work	For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any applicable law or regulation, as determined by the Company.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when the Company receives it along with payment for the applicable option exercise price in the form set forth in the “Form of Payment” section below, unless any applicable law forbids the exercise of this option at such time.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

•    If you have funds held by you outside of the People’s Republic of China, you may pay by cash or check from such funds.

•    Certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. However, the Company’s consent is required for this alternative. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you.

•    Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you.

• Any other methods approved by the Company.

Withholding Taxes and Stock Withholding

You agree to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining you) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements as well as social security charges applicable to the exercise of this option or the disposition of any shares acquired upon exercise. In this regard, you authorize the Company (and/or the Parent or Subsidiary employing or retaining you) to withhold all applicable taxes legally payable by you from your wages or other cash compensation paid to you by the Company (and/or the Parent or Subsidiary employing or retaining you) or from proceeds from the sale of shares acquired upon exercise of this option in an amount sufficient to cover such tax obligations. You acknowledge and agree that the Company may refuse to honor the exercise and refuse to deliver shares to you if such withholding amounts are not satisfied at the time of exercise.

Notwithstanding the foregoing, you acknowledge that you have reviewed with your own tax advisors the tax consequences of the award by the Company of the stock option, and that you are relying solely on such advisors and not on any statements or representations of the Company (and/or the Parent or Subsidiary employing or retaining you) or any of their respective agents. You understand and agree that the Company is not obligated to make arrangements with you regarding tax withholding and that you (and not the Company and/or the Parent or Subsidiary employing or retaining you) shall be solely responsible for any and all taxes or duties levied or assessed by any Chinese or other governmental authority relating to this stock option.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Additional Conditions to Issuance of Stock	If at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares of Common Stock of the Company upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to you (or your estate) upon exercise of the option, such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. In addition, no shares will be issued to you if such issuance will violate any applicable law.

Retention Rights; No Effect on Employment

Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity.

Your employment with the Company (or the Parent or Subsidiary employing or retaining you) is on an at-will basis only. Accordingly, the terms of your service will be determined from time to time by the Company (or the Parent or Subsidiary employing or retaining you), and the Company or the applicable Parent or Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of your employment at any time for any reason whatsoever, with or without good cause or notice.

Stockholder Rights	Neither You, your estate or heirs, nor any other person claiming under or through you will have any rights or privileges as a stockholder of the Company until this option has been exercised by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Acknowledgements	You acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and provisions thereof, and hereby accept this option subject to all of the terms and provisions thereof. You have reviewed the Plan and this option in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this option and fully understand all provisions of the option. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this option. You further agree to notify the Company upon any change in your residence address.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, and the Company, its Subsidiaries and Affiliates (collectively referred to in this section as the “Company”) for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Plan shares or directorships held in the Company, details of all options or any other entitlement to Plan shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Plan shares acquired upon exercise of the option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. The Data shall remain strictly confidential and shall be used only for the purpose of the Plan by the employer, and in certain cases, by the employer’s banking and technical advisors. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing your local human resources representative. You understand that withdrawal of consent may affect your ability to exercise or realize benefits from the option.

You understand that the Company has reserved the right to amend or terminate the Plan at any time, and that the grant of an option under the Plan at one time does not in any way obligate the Company or any Parent or Subsidiary of the Company to grant additional options or other equity awards in any future year or in any given amount. You acknowledge and understand that the grant of this option and any future options or other equity awards granted under the Plan is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy or similar pay, other than to the extent required by local law.

Notices	Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 440 East Middlefield Road, Mountain View, California 94043, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

Binding Agreement	Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California, United States of America (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Notice of Stock Option Grant are subject to all terms and conditions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Stock Option Grant and one or more provisions of the Plan, the provisions of the Plan shall govern.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

Administrator Authority	The Administrator will have the power to interpret the Plan, the Notice of Stock Option Grant and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any options have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon you, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Notice of Stock Option Grant or this Agreement.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.